U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                        COMMISSION FILE NUMBER 000-49756
                                               ---------

(CHECK  ONE):
[ ]  FORM  10-K  AND  FORM  10-KSB    [ ]  FORM  11-K
[ ]  FORM  20-F   [X]  FORM  10-Q  AND  FORM  10-QSB   [ ]  FORM  N-SAR

     FOR  PERIOD  ENDED: SEPTEMBER  30,  2006
                        ---------------------

[ ]  TRANSITION  REPORT  ON  FORM  10-K  AND  FORM  10-KSB
[ ]  TRANSITION  REPORT  ON  FORM  20-F
[ ]  TRANSITION  REPORT  ON  FORM  11-K
[ ]  TRANSITION  REPORT  ON  FORM  10-Q  AND  FORM  10-QSB
[ ]  TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED:

     READ  ATTACHED  INSTRUCTION  SHEET  BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

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                                     PART I
                             REGISTRANT INFORMATION
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FULL  NAME  OF  REGISTRANT          WGL ENTERTAINMENT HOLDINGS,  INC.
                                    ------------------------------------

FORMER  NAME  IF  APPLICABLE

ADDRESS  OF  PRINCIPAL  EXECUTIVE
 OFFICES (STREET AND NUMBER)        963 HELMSLEY COURT, UNIT 107
                                    ----------------------------

CITY,  STATE  AND  ZIP  CODE        LAKE  MARY,  FLORIDA  32746
                                    ----------------------------


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                                    PART II
                             RULE 12B-25(B) AND (C)
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     IF  THE  SUBJECT  REPORT  COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE  AND  THE  REGISTRANT  SEEKS  RELIEF  PURSUANT  TO  RULE 12B-25 (B), THE
FOLLOWING  SHOULD  BE  COMPLETED.  (CHECK  APPROPRIATE  BOX)

/X/     (A)  THE REASONS  DESCRIBED  IN  REASONABLE  DETAIL  IN  PART  III  OF
             THIS  FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR
             EXPENSE;

/X/     (B)  THE SUBJECT  ANNUAL  REPORT,  SEMI-ANNUAL  REPORT,  TRANSITION
             REPORT ON FORM 10-K, 10-KSB, 20-F, 11-K OR FORM N-SAR, OR PORTION
             THEREOF  WILL  BE  FILED  ON  OR  BEFORE  THE  15TH  CALENDAR DAY
             FOLLOWING  THE  PRESCRIBED  DUE  DATE;  OR  THE SUBJECT QUARTERLY
             REPORT  OR  TRANSITION  REPORT  ON  FORM 10-Q, 10-QSB, OR PORTION
             THEREOF  WILL  BE  FILED  ON  OR  BEFORE  THE  FIFTH CALENDAR DAY
             FOLLOWING  THE  PRESCRIBED  DUE  DATE;  AND

/ /     (C)  THE ACCOUNTANT'S  STATEMENT  OR  OTHER  EXHIBIT  REQUIRED BY RULE
             12B-25(C)  HAS  BEEN  ATTACHED  IF  APPLICABLE.

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                                    PART III
                                   NARRATIVE
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     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 10-KSB, 11-K. 20-F, 10-Q, 10-QSB, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)

     The registrant has experienced delays in completing its financial statements for the quarter ended September 30, 2006, as its auditor has not had sufficient time to review its financial statements for the quarter ended September 30, 2006. As a result, the registrant is delayed in filing its Form 10-QSB for the quarter ended September 30, 2006.


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                                    PART IV
                               OTHER INFORMATION
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(1)  NAME AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN  REGARD  TO  THIS
     NOTIFICATION

     MICHAEL  PAGNANO                407                328-8538
     ----------------             ---------             --------
         (NAME)                 (AREA  CODE)      (TELEPHONE  NUMBER)

(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                                              [X]  YES  [ ]  NO


(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                                              [ ]  YES  [X]  NO

     IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

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                       WGL ENTERTAINMENT HOLDINGS,  INC.
                   ------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

DATE    November 13,  2006           BY  /S/  MICHAEL  PAGNANO
    ---------------------------        --------------------------
                                       MICHAEL PAGNANO, CHIEF EXECUTIVE OFFICER

INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

                                   ATTENTION

     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. THIS FORM IS REQUIRED BY RULE 12B-25 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.
2. ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, IN ACCORDANCE WITH RULE 0-3 OF THE GENERAL RULES AND REGULATIONS UNDER THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM WILL BE MADE A MATTER OF THE PUBLIC RECORD IN THE COMMISSION FILES.
3. A MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED WITH EACH NATIONAL SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE REGISTRANT IS REGISTERED.
4. AMENDMENTS TO THE NOTIFICATION MUST ALSO BE FILED ON FORM 12B-25 BUT NEED NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED. THE FORM SHALL BE CLEARLY IDENTIFIED AS AN AMENDED NOTIFICATION.